================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                        Post-Effective Amendment No. 1 To
                                    FORM S-8
             Registration Statement under the Securities Act of 1933


                                WINDSORTECH, INC.
                                -----------------
             (Exact Name of Registrant as Specified in its Charter)


              DELAWARE                                    13-2599131
              --------                                    ----------
   (State or other jurisdiction of                     (I.R.S. Employer
   incorporation or organization)                     Identification No.)

                                  70 Lake Drive
                              Hightstown, NJ 08520
                              Phone: (609) 426-4666

   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                   Marc Sherman
                 WindsorTech, Inc.              Copies of all correspondence to:
                   70 Lake Drive                       Alan Burger, Esq.
               Hightstown, NJ 08520                Burger, Trailor & Farmer
               Phone: (609) 426-4666             1601 Forum Place, Suite 404
                Fax: (609) 426-4543               West Palm Beach, Fl 33401
                                                    Phone: (561-689-1663)
    (Name, address, including zip code,               Fax: (561-689-1707)
  and telephone number, including area code,
            of agent for service)


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

                                           CALCULATION OF REGISTRATION FEE
======================================================================================================================
    Title of Each Class of         Amount to be       Proposed Maximum        Proposed Maximum         Amount of
  Securities to be Registered       Registered       Offering Price Per      Aggregate Offering     Registration Fee
                                                           Share                   Price
-------------------------------- ----------------- ----------------------- ----------------------- -------------------

================================ ================= ======================= ======================= ===================



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






                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information specified in Part 1 of Form S-8, as amended, will be sent or given to participating employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant shall furnish to the Commission or its staff a copy or copies of any or all of the documents included in such file. Such documents, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     This Registration Statement on Form S-8, as amended, of Windsortech, Inc., a Delaware corporation ("the Registrant"), is being filed solely to register the issuance of up to 9,238,292 additional shares of Common Stock of the Registrant, underlying the Windsortech, Inc. 2002 Flexible Stock Plan and options issued to former Officer and Director David A. Loppert.


Item 3.       Incorporation of Documentation by Reference.

     The following documents filed with the Commission are incorporated herein by reference:

     1. Windsortech, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

     2. Windsortech, Inc. Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30, and September 30, 2004.

     3. Windsortech, Inc. Current Reports on Form 8-K dated February 12, February 20, March 17, June 9, June 10, July 27, August 9, August 27, September 22, and September 28, 2004.

     4. Windsortech, Inc. Registration Statement on Form SB-2 dated June 29, 2004 and Form SB-2/A amended Registration Statement dated July 21, 2004.

     5.   Windsortech, Inc. Prospectus on Form 424A dated July 28, 2004.

     6. All documents subsequently filed pursuant to Sections 13(a), 13c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.       Description of Securities.

     9,238,292 shares of Common Stock, par value $0.01, including all shares.

     a.   issuable under the Windsortech 2002 Flexible Stock Plan;

     b. issuable upon exercise of an Option to Purchase 250,000 shares of Windsortech, Inc. Common Stock at $0.026 per share issued to David A. Loppert dated October 1, 2001 and expiring December 31, 2010;

     2. issuable upon exercise of an Option to Purchase 125,000 shares of Windsortech, Inc. Common Stock at $0.026 per share issued to David A. Loppert dated April 5, 2002 and expiring April 5, 2012;

     3. issuable upon exercise of an Option to Purchase 500,000 shares of Windsortech, Inc. Common Stock at $2.00 per share issued to David A. Loppert dated December 19, 2003 and expiring December 19, 2014;

     3. issuable upon exercise of an Option to Purchase 1,100,000 shares of Windsortech, Inc. Common Stock at $1.10 issued to David Loppert dated May 7, 2004 and expiring May 6, 2014.

Item 5.       Interests of Named Experts and Counsel.

                  Alan Burger and Duncan Farmer, General Counsel of Windsortech, Inc., who are passing on the validity of the common stock offered pursuant to the Plan, own shares of Windsortech, Inc.

Item 6.  Indemnification of Directors and Officers

                  Delaware General Corporation Law

                  Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

                  Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

                  Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) and
                  (b), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

                  Section 145(d) of the DGCL provides that any indemnification under Section 145(a) and (b) (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 145(a) and (b). Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who were not parties to such action, suit or proceeding, even though less than a quorum,
                  (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

                  Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section
                  145. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

                  Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

                  145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his capacity as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

                  Restated Certificate of Incorporation

                  Article Eighth of the Restated Certificate of Incorporation of the Registrant provides that no director of the Registrant shall be personally liable to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director; provided, however, that such Article Seventh does not eliminate or limit the liability of a director (1) for any breach of such director's duty of loyalty to the Registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (which relates to certain unlawful dividend payments or stock purchases or redemptions), as the same exists or may hereafter be amended, supplemented or replaced, or (4) for a transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Registrant, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the DGCL, as so amended. Furthermore, any repeal or modification of Article Seventh of the Restated Certificate of Incorporation by the stockholders of the Registrant shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Registrant existing at the time of such repeal or modification.

                  Article Ninth of the Restate Certificate of Incorporation of the Registrant provides that (a) the Registrant shall indemnify to the fullest extent permitted by Section 145 of the DGCL each person who at any time shall serve or shall have served as a director, officer, or employee of the Registrant or any person who, while a director, officer, or employee of the Registrant, is or was serving at the written request of the Registrant (in accordance with written procedures adopted from time to time by the Board of Directors of the Registrant ) as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, (b) the Registrant shall advance expenses incurred by a person who is a current or former director of the Registrant or a current officer of the Registrant, and (c) the Registrant shall advance expenses to current and former employees and former officers, subject to the right of the Registrant refuse to advance expenses if the known facts indicate that such person acted in bad faith or otherwise not in the best interests of the Registrant.

                  Insurance

                  The Registrant has obtained and intends to maintain in effect directors' and officers' liability insurance policies providing customary coverage for its directors and officers against losses resulting from wrongful acts committed by them in their capacities as directors and officers of the Registrant.

                  The above discussion of the Registrant's Restated Certificate of Incorporation and Bylaws, the Indemnification Agreements and Section 145 of the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such documents and statute.

Item 7.           Exemptions from Registration Claimed.

                  Not applicable.

Item 8.           Exhibits

                  Exhibit No.     Description
                  -----------     -----------

                       3.1 Certificate of Amendment dated October 19, 2004, to Amended & Restated Certificate of Incorporation of Windsortech, Inc.
                       4.1          Windsortech, Inc. 2002 Flexible Stock Plan
                       4.2 Option to Purchase 250,000 shares of Windsortech, Inc. Common Stock at $0.026 per share issued to David A. Loppert dated October 1, 2001 and expiring December 31, 2010.
                       4.3 Option to Purchase 125,000 shares of Windsortech, Inc. Common Stock at $0.026 per share issued to David A. Loppert dated April 5, 2002 and expiring April 5, 2012.
                       4.4 Option to Purchase 500,000 shares of Windsortech, Inc. Common Stock at $2.00 per share issued to David A. Loppert dated December 19, 2003 and expiring December 19, 2014.
                       4.5 Option to Purchase 1,100,000 shares of Windsortech, Inc. Common Stock at $1.10 per share issued to David A. Loppert dated May 7, 2004 and expiring May 6, 2014.
                       5.1          Opinion of Burger, Trailor & Farmer, P.A.
                       23.1         Consent of Rubin, Brown, Gornstein & Co. LLP
                       23.2         Consent  of Burger,  Trailor & Farmer,  P.A.
                                    (Included within Exhibit 5.1)
                       24.1         Power of  Attorney  (included  on  signature
                                    page)





Item 9.           Undertakings

                  (a) The undersigned Registrant hereby undertakes:
                           (1) To file,  during  any  period in which  offers or
                  sales are being made, a post-effective amendment to this Registration Statement:
                           (i) To include  any  prospectus  required  by Section
                  10(a)(3)  of the  Securities  Act of  1933,  as  amended  (the
                  "Act");
                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement; and
                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                           (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
                           (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to
                  Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                           (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on this Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Palm Beach, State of Florida.

--------------------------------------------------------------------------------
                                WINDSORTECH, INC.
                                (Registrant)

Dated:   December 10, 2004      By:                     /s/ MARC SHERMAN
                                      ------------------------------------------
                                                          Marc Sherman
                                                    Chief Executive Officer

Dated:   December 10, 2004                           /s/ EDWARD L. CUMMINGS
                                      ------------------------------------------
                                                       Edward L. Cummings
                                                    Chief Financial Officer

--------------------------------------------------------------------------------

                                POWER OF ATTORNEY

     The undersigned constitutes and appoints Edward L. Cummings as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign the WindsorTech, Inc. registration statement on Form S-8 and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could in person, hereby ratifying and confirming all that said attorney-in-fact and agent, and each or either of them or their substitutes, may lawfully do or cause to be done by virtue hereof.


     In accordance with the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates stated signed this registration statement.



               Signature                                 Title                                  Date
               ---------                                 -----                                  ----

           /s/ MARC SHERMAN                  Chairman of the Board, Chief                 December 10, 2004
---------------------------------------     Executive Officer and President
            (Marc Sherman)

        /s/ EDWARD L. CUMMINGS            Vice President, Treasurer and Chief             December 10, 2004
---------------------------------------      Financial Officer (Principal
          Edward L. Cummings                Financial Officer and Principal
                                           Accounting Officer) and Director

         /s/ SETH A. GROSSMAN                          Director                           December 10, 2004
---------------------------------------
           Seth A. Grossman

         /s/ R. KEITH ELLIOTT                          Director                           December 10, 2004
---------------------------------------
           R. Keith Elliott

      /s/ ROBERT W. VANHELLEMONT
---------------------------------------                Director                           December 10, 2004
        Robert W. VanHellemont





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